Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-41204 on Form S-8, as amended by Amendment No. 1 to Form S-8 No. 333-04888, and Nos. 333-14925, 333-43018, 333-109322, 333-109324, and 333-109327 on Forms S-8 and No. 333-157695 on Form S-3 of our report dated February 26, 2010, relating to the consolidated financial statements of Brown & Brown, Inc. and subsidiaries (“Brown & Brown”), and the effectiveness of Brown & Brown’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brown & Brown for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Jacksonville, Florida

February 26, 2010